Exhibit 99.1

CASMED Announces Proposed Offering of Common Stock

Branford, Conn. (July 16, 2013) – CAS Medical Systems, Inc. (NASDAQ: CASM), (CASMED), a maker of medical devices for non-invasive patient monitoring, announced today it intends to offer, subject to market and other conditions, shares of its common stock in an underwritten public offering. The Company intends to use the net proceeds from this offering for general corporate purposes.

Northland Securities, Inc. is acting as the sole book-running manager for the offering. Copies of the prospectus and prospectus supplement relating to the shares of common stock offered in this offering may be obtained by contacting Northland Securities, Inc. at 45 South Seventh Street, Suite 2000, Minneapolis, MN 55402, or by calling toll free 800-851-2920, or by e-mail at apafko@northlandcapitalmarkets.com.

A shelf registration statement relating to the securities in this offering has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus.

Safe Harbor Provision

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, interest in the proposed offering and market and other conditions, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings, including the prospectus and prospectus supplement for the proposed offering.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "intend", "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Don Markley (dmarkley@lhai.com)
(310) 691-7105
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR